Exhibit 10.5

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

2014 OMNIBUS INCENTIVE PLAN

MATCHING RESTRICTED STOCK UNIT AWARD AGREEMENT

(MATCHING UNITS)

Valeant Pharmaceuticals International, Inc. (the “Company”), pursuant to the Company’s 2014 Omnibus Incentive Plan (the “Plan”), hereby awards to Participant a Restricted Stock Unit Award in the form of matching share units (the “Matching Restricted Stock Units” or the “Award”), payable in common shares of the Company (“Common Shares”), covering the number of Common Shares set forth below. This Award is subject to all of the terms and conditions as set forth herein (the “Award Agreement”) and in the Plan, which is incorporated herein in its entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in your Offer Letter, and if such terms are not so defined, the terms shall have the meanings set forth in the Plan.

Participant:
Date of Grant:
Number of Shares Subject to Award:
Purchase Period:	Calendar quarter ending on the Date of Grant (or, if the Date of Grant is not the last day of a calendar quarter, the full calendar quarter immediately preceding the Date of Grant)

The details of your Award are as follows.

1. CONSIDERATION. Consideration for this Award is satisfied by your services to the Company and your purchase and retention of the Purchased Shares (as defined in Section 2(b) of this Award Agreement).

2. VESTING.

(a) In General. Subject to the provisions of the Plan and this Award Agreement (including the provisions of Section 2(b) below), one-third (1/3rd) of the Award shall vest on the first anniversary of the Date of Grant and an additional one-third (1/3rd) of the Award shall vest each of the second and third anniversaries of the Date of Grant, provided you are employed on the relevant vesting date. Settlement of vested Awards shall be pursuant to Section 4 below.

(b) Additional Forfeiture Provisions. Notwithstanding the provisions of Section 2(a), if (i) prior to the third anniversary of the Date of Grant, you sell (or otherwise dispose of in a manner not specifically approved by the Committee) any Purchased Shares or Net Shares (as defined in Section 3 of this Award Agreement) or (ii) prior to the date that is six months following the Date of Grant, you sell (or otherwise dispose of in a manner not specifically approved by the Committee) any Common Shares held by you, whether or not Purchased Shares, in either case, an equal number of unvested Matching Restricted Stock Units (up to the maximum number of Matching Restricted Stock Units unvested as of the date of sale or disposition) shall be forfeited with the Matching Restricted Stock Units next scheduled to vest being forfeited first. In addition, to the extent, following the Date of Grant, the Company becomes aware that you sold Common Shares in the six month period prior to the Date of Grant, such that, had the Company been aware of such sale prior to the Date of Grant, some or all of the Matching Restricted Stock Units would not have been granted to you pursuant to the terms of this Award Agreement, a number of Matching Restricted Stock Units (whether or not vested) equal to the number of Common Shares sold shall be forfeited, with the Matching Restricted Stock Units next scheduled to vest being forfeited first, and should it be determined that you were aware of such undisclosed sale or disposition at the time of the Grant Date, the Company may terminate your employment with the Company and its affiliates and such termination shall be deemed to be a termination for Cause for all purposes (including without limitation, for purposes of determining your right to separation pay under any agreement with the Company that you are a party to or any plan or policy of the Company and for purposes of determining the treatment of any Company equity awards that you may hold at the time of your termination). For purposes of this Award Agreement, “Purchased Shares” shall mean the Common Shares that you purchase during the Purchase Period (as set forth above), or if you exercise a previously granted option during the Purchase Period, a number of Common Shares acquired in connection with such exercise equal to the aggregate exercise price divided by the Market Price of a Common Share on the date of exercise; provided, however, that the aggregate number of Purchased Shares shall not exceed the number of Matching Restricted Stock Units granted to you hereunder. For the avoidance of doubt, the net settlement of any previously granted equity awards to satisfy exercise price or tax withholding obligations shall not be considered a sale or other disposition of Common Shares for purposes of this Award Agreement.

(c) Notification Requirements. You hereby agree to notify the Company of (i) any Common Shares that you sell prior to the date that is six months following the Date of Grant, (ii) any Purchased Shares that you sell prior to the third anniversary of the Date of Grant, and (iii) any Net Shares (as defined in Section 3(a) of this Award Agreement) that you sell prior to the third anniversary of the Date of Grant and the Company, in its sole discretion, has the authority to determine whether such sale results in the forfeiture of any Matching Restricted Stock Units in accordance with the terms of this Award Agreement. In addition, you agree that, through the third anniversary of the Date of Grant, the Purchased Shares and Net Shares shall be held with one or more brokers or institutions specified by the Company, that such broker or institution may provide information to the Company with respect to any transaction involving the Purchased Shares or Net Shares, and that the Company shall have no responsibility or liability with respect to the actions or creditworthiness of such broker or institution.

(d) Vesting Acceleration. In the event that (i) your employment is terminated (x) by the Company for any reason other than on account of Cause or (y) by you for Good Reason, in either case within twelve (12) months following a Change of Control or (ii) your employment is terminated by the Company due to your death, then the Matching Restricted Stock Units will immediately vest and be settled in shares as soon as practicable (but not more than sixty (60) days) thereafter.

3. SALES RESTRICTION.

(a) In General. Following the settlement of the vested Matching Restricted Stock Units subject to your Award in Common Shares pursuant to Section 4 of this Award Agreement, you may not sell, assign, transfer or otherwise dispose of the “Net Shares” (as defined below) transferred to you upon settlement of such vested Matching Restricted Stock Units in Common Shares until the earliest of (i) three (3) years following the Date of Grant; (ii) a Change of Control; or (iii) the day immediately following your last day of employment. You may be required to execute and deliver such other agreements as may be reasonably requested by the Company that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect to such Common Shares until the end of such period, or place legends on stock certificates issued pursuant to the Plan restricting the transfer of such shares until the end of such period. For purposes of this Award Agreement, the term “Net Shares” shall mean the net number of Common Shares transferred to you upon settlement of the vested Matching Restricted Stock Units after subtracting any such Common Shares withheld by the Company in payment of tax withholding obligations applicable to such settlement.

(b) Exception. Notwithstanding the restrictions in this Award Agreement that do not permit you to sell, assign, transfer or otherwise dispose of the Purchased Shares, Common Shares or Net Shares, you are permitted to transfer any such shares without penalty under either of the foregoing circumstances: (i) you may contribute any such shares to a limited partnership where all partners are members of your family (“Family Limited Partnership”) or a Grantor Retained Annuity Trust (“GRAT”) or a like-vehicle, provided that the Family Limited Partnership, GRAT, or like-vehicle (x) does not allow the shares to be sold, assigned, transferred or otherwise disposed of during the applicable restricted period with respect to such shares, (y) in the case of a GRAT, you shall at all times remain the trustee of the GRAT, and (z) in the case of a Family Limited Partnership or such like-vehicle, you retain “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Securities Act) of such shares; and (ii) you may pledge such shares as collateral for loans, provided that (A) you represent to the Company that you will not default or otherwise cause such collateral to be liquidated, transferred or sold during the applicable restricted period, (B) there is an independent reasonable basis to conclude that none of the shares used as collateral are likely to be sold to satisfy a debt during the applicable restricted period with respect to such shares, and (C) you agree to substitute other collateral for such shares (with collateral that is not Common Shares) in the event that such collateral would have to be liquidated, transferred or sold during the applicable restricted period with respect to such shares.

4. DISTRIBUTION OF COMMON SHARES. The Company will deliver to you a number of Common Shares equal to (i) the number of Matching Restricted Stock Units subject to your Award that become vested in accordance with the terms of this Award Agreement, plus (ii) any Matching Restricted Stock Units resulting from dividend equivalents credited with respect to such Matching Restricted Stock Units in accordance with Section 6 of this Award Agreement, as soon as practicable (but, subject to Section 7(c)(vi) of the Plan regarding blackout restrictions, in any event no later than sixty (60) days) following the date on which such Matching Restricted Stock Units become vested; provided, that, notwithstanding anything in the Plan to the contrary, if the Company terminates your service for Cause prior to the date on which the Common Shares are distributed to you, you shall forfeit any right to such distribution of Common Shares.

5. NUMBER OF SHARES. The number of Common Shares subject to your Award may be adjusted from time to time for capital adjustments, as provided in the Plan. The Company will establish a bookkeeping account to reflect the number of Matching Restricted Stock Units standing to your credit from time to time. However, you will not be deemed to be the holder of, or to have any of the rights of a stockholder with respect to, any Common Shares subject to your Award (including but not limited to stockholder voting rights) unless and until the shares have been delivered to you in accordance with Section 4 of this Award Agreement.

6. DIVIDEND EQUIVALENTS. The bookkeeping account maintained for your Award shall, until the vesting date or termination and cancellation or forfeiture of the Matching Restricted Stock Units pursuant to the terms of this Award Agreement, be allocated additional Matching Restricted Stock Units on the payment date of dividends on the Company’s Common Shares. Such dividends will be converted into additional Common Shares covered by the Matching Restricted Stock Units by dividing (i) the aggregate amount or value of the dividends paid with respect to that number of Common Shares equal to the number of shares covered by the Matching Restricted Stock Units by (ii) the Market Price per Common Share on the payment date for such dividend. Any such additional Matching Restricted Stock Units shall have the same vesting dates and vest in accordance with the same terms as the Matching Restricted Stock Units granted under this Award Agreement.

7. COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE. The Award is intended to comply with section 409A of the Code to the extent subject thereto, and shall be interpreted in accordance with section 409A of the Code and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Date of Grant. Notwithstanding any provision in the Plan to the contrary, no payment or distribution under this Plan that constitutes an item of deferred compensation under section 409A of the Code and becomes payable by reason of your termination of employment or service with the Company shall be made to you until your termination of employment or service constitutes a separation from service within the meaning of section 409A of the Code. For purposes of this Award, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of section 409A of the Code. Notwithstanding any provision in the Plan to the contrary, if you are a specified employee within the meaning of section 409A of the Code, then to the extent necessary to avoid the imposition of taxes under section 409A of the Code, you shall not be entitled to any payments upon a termination of your employment or service until the earlier of: (i) the expiration of the six (6)-month period measured from the date of your separation from service or (ii) the date of your death. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section 7 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to you in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Award will be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of the Plan to the contrary, in no event shall the Company or any affiliate be liable to you on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, section 409A of the Code.

8. SECURITIES LAW COMPLIANCE. You may not be issued any Common Shares under your Award unless the shares are either (i) then registered under the Securities Act or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Your Award must also comply with other applicable laws and regulations governing the Award, and you shall not receive such shares if the Company determines that such receipt would not be in material compliance with such laws and regulations.

9. RESTRICTIVE LEGENDS. The Common Shares issued under your Award shall be endorsed with appropriate legends, if any, determined by the Company.

10. TRANSFERABILITY. Except as otherwise permitted by the Committee in accordance with the terms of the Plan, your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in the form prescribed by the Company, you may designate a third party who, in the event of your death, will thereafter be entitled to receive any distribution of Common Shares pursuant to Section 4 of this Award Agreement.

11. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award will be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or an affiliate, or on the part of the Company or an affiliate to continue such service. In addition, nothing in your Award will obligate the Company or an affiliate, their respective stockholders, boards of directors or employees to continue any relationship that you might have as an employee of the Company or an affiliate.

12. UNSECURED OBLIGATION. Your Award is unfunded and you will be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Shares pursuant to this Award Agreement. You will not have voting or any other rights as a stockholder of the Company with respect to the Common Shares subject to your Award until such Common Shares are delivered to you pursuant to Section 4 of this Award Agreement. Upon such delivery, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

13. WITHHOLDING OBLIGATIONS. On or before the time you receive a distribution of Common Shares pursuant to your Award, or at any time thereafter as requested by the Company, you hereby authorize any required withholding from the Common Shares, payroll and any other amounts payable or issuable to you and/or otherwise agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any affiliate which arise in connection with your Award (the “Withholding Taxes”). You may direct the Company to withhold Common Shares with a Fair Market Value (measured as of the date Common Shares are delivered pursuant to Section 4) equal to the amount of such Withholding Taxes; provided, however, that the number of such Common Shares so withheld shall not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

14. NOTICES. Any notices provided for in your Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

15. HEADINGS. The headings of the Sections in this Award Agreement are inserted for convenience only and will not be deemed to constitute a part of this Award Agreement or to affect the meaning of this Award Agreement.

16. AMENDMENT. Nothing in this Award Agreement shall restrict the Company’s ability to exercise its discretionary authority pursuant to Section 4 of the Plan; provided, however, that no such action may, without your consent, adversely affect your rights under your Award and this Award Agreement. Without limiting the foregoing, the Board (or appropriate committee thereof) reserves the right to change, by written notice to you, the provisions of this Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the grant as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change will be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

17. MISCELLANEOUS.

(a) The rights and obligations of the Company under your Award will be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(d) This Award Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(e) All obligations of the Company under the Plan and this Award Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

18. GOVERNING PLAN DOCUMENT. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan will control; provided, however, for avoidance of doubt, terms contained in the Award Agreement but not in the Plan shall not constitute a conflict and such terms in the Award Agreement shall control. The Committee will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee will be final and binding upon you, the Company, and all other interested persons. No member of the Board or the Committee will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Award Agreement.

19. EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of the Award subject to this Award Agreement will not be included as compensation, earnings, salaries, or other similar terms used when calculating the employee’s benefits under any employee benefit plan sponsored by the Company or any affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any affiliate’s employee benefit plans.

20. CHOICE OF LAW. The interpretation, performance and enforcement of this Award Agreement will be governed by the law of the Province of Ontario and the laws of Canada.

21. SEVERABILITY. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Award Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

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